Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact: Phillip Douglas
May 15, 2006	469-241-5137

LifeCare Holdings, Inc. Announces First Quarter Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the first quarter ended March 31, 2006. The Company will host a teleconference on Tuesday, May 16th, at 1:30 p.m. CST to discuss its operating results. Participants may join the teleconference by dialing 877-645-6127. Please reference conference ID #9353770.

On August 11, 2005, we consummated an acquisition (“Transaction”) pursuant to which a corporation formed by investment funds associated with The Carlyle Group and certain members of our management and board of directors, merged with and into our Company, with our Company continuing as the surviving corporation. We have reported our operating results and financial position for the periods subsequent to the transaction as the Successor Period and all periods prior to the transaction as Predecessor Periods. Additionally, we have provided selected financial and operational information on a “same store” basis, which excludes the operations associated with our three hospitals in New Orleans, which were closed in the aftermath of Hurricane Katrina, and our hospital in West Chester, Pennsylvania, which was opened in September of 2005.

In connection with the Transaction, we borrowed $255.0 million under a senior credit facility and issued $150.0 million of senior subordinated notes. The Company may from time to time elect to repurchase a portion of these notes. We also entered into a revolving working capital loan agreement (“Revolver”) that provides $75.0 million of borrowing capacity. To date, we have made no borrowings pursuant to the Revolver, and our cash balance at March 31, 2006 was approximately $38 million.

At March 31, 2006, the Company’s hospital operations included 893 licensed beds in 18 locations in nine states.

Net Revenues

Approximately 71.3% and 76.3% of our total net patient service revenue for the three months ended March 31, 2006 and 2005, respectively, came from Medicare reimbursement. For the quarter ended March 31, 2006, our net patient service revenue was $87.3 million, a decrease of 3.0% when compared to the prior year period. The decrease was principally the result of the closure of our three New Orleans hospitals, which contributed $11.8 million in net revenue in the first quarter of 2005. Excluding the New Orleans and West Chester hospitals, the Company’s revenue for this quarter was $86.4 million, a 10.5% increase over the prior year period. This increase was attributable to a 4.3% increase in patient days and a 6% increase in net revenue per patient day. The increase in net revenue per patient day was primarily due to an increase in commercial utilization and our continued focus on treating higher acuity patients. The increase in net revenue per patient day was mitigated, however, by the impact of the lower Medicare LTCH DRG weights that were effective October 1, 2005.

Patient days for the three months ended March 31, 2006 were 57,815 as compared to 63,200 for the same period in 2005. On a same store basis, patient days for the three months ended March 31, 2006 were 56,986, which represented an increase of 2,353 patient days, or 4.3%, as compared to 54,633 patient days for the same period during 2005.

Expenses

Total expenses increased by $9.7 million to $81.0 million for the combined three months ended March 31, 2006 as compared to $71.3 million for the comparable period in 2005. This increase in expenses was partially attributable to a $7.2 million increase in net interest expense and a $1.6 million increase in depreciation and amortization expense. The increase in net interest expense was the result of the additional borrowings that occurred in connection with the Transactions during 2005. Depreciation and amortization expense increased during the three month period ended March 31, 2006 primarily due an increase in depreciation expense as a result of adjusting property and equipment to fair market value as of the date of the Transactions and amortization expense recorded on the identifiable intangible assets established as a result of the Transactions.

Expenses for the quarter ended March 31, 2006, excluding depreciation, amortization and net interest expense were $71.5 million as compared to $69.3 million for the same period in 2005. These expenses on a same store basis for the 2006 period were $69.2 million as compared to $60.9 million for the 2005 period, an increase of $8.3 million, or 13.6%. The increase in expenses was due to the increase in patient days as well as an 8.9% increase in expenses per patient day. The increase in expenses per patient day was attributable to inflationary increases in salaries, supplies, outside services and contract labor as well as costs associated with the increase in patient acuity.

Credit Agreement EBITDA

For the quarter ended March 31, 2006, the adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $17.9 million, a decrease of $4.2 million, or 19.0% from the prior year period. Credit Agreement EBITDA reflects the elimination of the impact of Hurricane Katrina on our operations, start-up costs associated with our West Chester hospital and certain other non-recurring/operational expenditures as defined in our credit agreement. When adjusted to reflect the elimination of New Orleans prior to Hurricane Katrina (same store) our Credit Agreement EBITDA decreased by $0.7 million, or 4.0%, from the prior year period. As a percent of net patient service revenue, same store Credit Agreement EBITDA decreased to 20.7% for the 2006 period as compared to 23.8% for the same period in 2005. The decrease in Credit Agreement EBITDA, on a dollar and percentage of net patient service revenue basis, was due to the impact of the lower Medicare LTCH DRG weights that were effective October 1, 2005, as well as increases in expenses attributable to the increase in patient acuity.

Liquidity and Capital Resources

At March 31, 2006, our outstanding indebtedness consisted of $147.0 million aggregate principal amount of senior subordinated notes, a $253.7 million term loan facility with a maturity of seven years, and capital lease obligations of $8.6 million with varying maturities. During the three months ended March 31, 2006 we repurchased $3 million face value of our senior subordinated notes for approximately $1.5 million. Accordingly, we recorded a gain on early extinguishment of debt of approximately $1.3 million during this period, net of write-off of deferred financing costs.

We anticipate that we may incur capital expenditures of approximately $35 million during the remainder of 2006 based on our current plans. These expenditures will relate to the transition plans for facilities affected by the new 25% host hospital admission threshold regulations, market expansion opportunities, investment in information technology enhancements, and facility maintenance requirements.

For the three months ended March 31, 2006, operating activities provided $24.2 million of cash as compared to providing $20.6 million in cash for the comparable period in 2005. For the three-months ended March 31, 2006, we had net income of $3.8 million as compared to net income of $11.7 million for the same period in 2005. Offsetting the lower net income amount for the three months ended March 31, 2006 was the receipt of $12.4 million related to a refund of 2005 federal income payments. This tax benefit was the result of expenses recorded related to the Transactions during the year ended December 31, 2005. Additionally, during the three months ended March 31, 2006, we received $7.0 million in business interruption proceeds that were recorded as a receivable at December 31, 2005 as a result of the impact of Hurricane Katrina on our New Orleans operations. Also, net income was lower in the three months ended March 31, 2006 due to an increase of approximately $2.3 million of depreciation and amortization expense primarily due to the write-up of property and equipment and the recording of identifiable intangibles in connection with the Transactions and debt issue costs.

Accounts receivable increased by $3.4 million for the three months ended March 31, 2006 as compared to an increase of $8.9 million for same period during 2005. The increase during 2006 was primarily the result of an increase in net patient service revenues of $8.2 million for the three months ended March 31, 2006 as compared to the three months ended December 31, 2005. Days of net patient service revenue in accounts receivable at March 31, 2006 had decreased to 67.2 as compared to 73.6 at December 31, 2005. This decrease is the result of continued increased collections during the three months ended March 31, 2006.

A decrease in accounts payable and accrued expense resulted in a net use of cash of $2.8 million for three months ended March 31, 2006 as compared to providing $4.5 million in the comparable period in 2005. This decrease is primarily the result of the timing of interest payments on the senior subordinated notes, which approximated $7 million during the three months ended March 31, 2006. Interest payments on the senior subordinated notes are paid semi-annually on the 15th of February and August.

Cash used in investing activities was $2.4 million for the three months ended March 31, 2006 as compared to $0.6 million in 2005. During the three months ended March 31, 2005, however, equipment purchased through capital lease financing was $1.6 million. During the three months ended March 31, 2006, we funded all equipment purchases using our available cash on hand.

Cash used by financing activities for the three months ended March 31, 2006 was $3.7 million as compared to cash used of $1.4 million for the same period in 2005. Included in the $3.7 million for the 2006 period was $1.5 million that was used to repurchase $3 million in face value of our senior subordinated notes.

CMS Fiscal 2007 Reimbursement Changes

On May 2, 2006, CMS issued a final rule for the 2007 fiscal year which will go into effect as of July 1, 2006. The final rule will, among other things, keep the LTCH PPS federal rate at the same rate as is currently in effect. In addition, the rules will change the payment provisions related to short-stay outliers, increase the outlier fixed-loss amount from $10,501 to $14,887, and increase the labor-related share of the LTCH PPS federal rate from 72.855% to 75.665%. The current payment methodology for short-stay outliers reimburses LTCH providers at the lowest of: a) 120% of patient costs, b) 120% of the LTCH-DRG per diem or c) the full LTCH-DRG payment. Under this new rule, payments on short-stay outlier reimbursement will change to the lowest of: a) 100% of patient costs, b) 120% of the LTCH-DRG per diem, c) the full LTCH-DRG payment or d) a blend of an amount comparable to what would otherwise be paid under the short-term acute care inpatient system (“IPPS DRG”) computed as a per diem, capped at the full IPPS DRG comparable payable amount and 120% of the LTCH-DRG per diem payment. CMS has estimated that exclusive of the freeze of the federal rate for fiscal 2007, the other changes will result in a decrease in Medicare reimbursement of 3.7% for LTCH providers.

We have estimated that based upon our Medicare patient activity in 2005 and had these rules been enacted on January 1, 2005, our Medicare revenue would have been reduced by approximately 4.2%, or $10.0 million in 2005, exclusive of the freeze of the federal rate. The annual market basket increase to the base rate has typically ranged between 3% and 4%, which would represent approximately $8.5 million annually based on our current Medicare patient volumes.

In addition to these regulation changes that will become effective on July 1, 2006, CMS also proposed on April 12, 2006, changes to the relative weights and lengths of stay for the diagnosis related groups (“DRGs”) treated by LTACHs. CMS estimates that these proposed changes would result in a further reduction of 1.4% in payments to LTAC providers. Based upon a review of our Medicare patient discharges under the current relative weights, we have estimated that these proposed changes would result in an annual reduction of Medicare revenue of approximately 1.6%, or $4.0 million. These regulations, if enacted as proposed, would become effective for all Medicare patient discharges occurring on or after October 1, 2006.

These are only estimates of the effects of the final fiscal year 2007 rule and the proposed changes to the relative weights and lengths of stay. The actual impact of these reimbursement changes in subsequent periods could be materially different from our estimates.

When combined with the October 1, 2005 DRG relative weight re-weighting rules that resulted in an estimated aggregate reduction in our Medicare reimbursement of approximately 5.2%, the final fiscal year 2007 rules that will also reduce our Medicare reimbursement by approximately 4.2%, the elimination of the annual market basket increase and the proposed reduction in the DRG relative weights, which we estimate at 1.6%, that would become effective on October 1, 2006, we have estimated that the cumulative impact of these changes taken as a whole is approximately 14.5%, or a $36 million reduction in Medicare reimbursement on an annual basis.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible affect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form S-4 as filed on April 14, 2006, as amended, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the interest coverage and leverage ratios that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows.

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LifeCare, based in Plano, Texas, operates 18 long term acute care hospitals located in nine states. Long term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www. Lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2005 and 2006

(In thousands)

(Unaudited)

	Predecessor	Successor	% Change
	2005	2006
Net patient service revenue	$90,037	$87,319	-3.0%

Expenses:
Salaries, wages and benefits	35,833	36,068	0.7%
Supplies	7,988	8,436	5.6%
Rent	4,393	4,560	3.8%
Other operating expense	19,584	20,877	6.6%
Provision for doubtful accounts	1,496	1,515	1.3%
Depreciation and amortization	1,353	2,978	120.1%

	70,647	74,434	5.4%
Operating income	19,390	12,885	-33.5%
Interest expense, net	649	7,880	1114.7%
Gain on early extinguishment of debt	—	(1,329)	NM

Income before income taxes	18,741	6,334	-66.2%
Provision for income taxes	7,035	2,543	-63.9%

Net income	$11,706	$3,791	-67.6%

Reconciliation to Credit Agreement EBITDA:
Operating Income - per above	$19,390	$12,885	-33.5%
Adjusted for:
Depreciation and amortization	1,353	2,978	120.1%
Stock compensation expense	121	92	NM
Other merger related expenses	213	—	NM
New Orleans losses	—	687	NM
Start-up losses on Chester County	22	792	3500.0%
Impairment charges	—	—	NM
Other credit agreement add-back items	1,009	475	-52.9%

Credit Agreement EBITDA	$22,108	$17,909	-19.0%

Schedule 2

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2005	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$19,843	$37,959
Accounts receivable, net	63,283	65,202
Estimated third-party payer settlements	8,267	5,941
Income taxes receivable	17,380	1,047
Deferred income taxes	8,020	8,271
Other current assets	13,034	8,903

Total current assets	129,827	127,323
Property and equipment, net	61,100	59,995
Goodwill and other identifiable intangibles, net	338,550	338,657
Other assets	14,637	13,720

	$544,114	$539,695

Liabilities and Stockholder’s Equity
Current liabilities:
Payables and accruals	$39,384	$36,611
Current installments of long-term debt	2,550	2,550
Current installments of obligations under capital leases	5,364	5,012

Total current liabilities	47,298	44,173
Obligations under capital leases, excluding current installments	4,767	3,612
Long-term debt, excluding current installments	401,813	398,175
Accrued insurance	7,194	7,953
Deferred income taxes	14,539	13,396
Other noncurrent liabilities	2,411	2,411

Total liabilities	478,022	469,720

Stockholder’s equity	66,092	69,975

	$544,114	$539,695

Schedule 3

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2005 and 2006

(In thousands)

(Unaudited)

	Predecessor	Successor
	2005	2006
Cash flows from operating activities:
Net income	$11,706	$3,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,456	3,605
Provision for doubtful accounts	1,496	1,515
Gain on early extinguishment of debt	—	(1,329)
Accrued interest on shares subject to mandatory redemption	295	—
Deferred income taxes	(903)	(1,394)
Equity compensation amortization	—	92
Changes in operating assets and liabilities:
Patient accounts receivable	(8,930)	(3,434)
Current income taxes	7,909	16,333
Insurance proceeds receivable	—	7,000
Prepaid expenses and other current assets	196	(2,869)
Other assets	(86)	584
Estimated third-party payer settlements	2,728	2,326
Accounts payable and accrued expenses	4,469	(2,773)
Other liabilities	300	759

Net cash provided by operating activities	20,636	24,206

Cash used in investing activities:
Purchases of property and equipment	(643)	(2,414)

Net cash used in investing activities	(643)	(2,414)

Cash flows used in financing activities:
Payments of notes payable and long-term debt	(477)	(2,169)
Payments on obligations under capital leases	(935)	(1,507)

Net cash used in financing activities	(1,412)	(3,676)

Net increase in cash and cash equivalents	18,581	18,116
Cash and cash equivalents, beginning of period	6,678	19,843

Cash and cash equivalents, end of period	$25,259	$37,959

Supplemental disclosure of cash flow information:
Cash:
Interest paid	$344	$12,783
Income taxes paid, net of refunds	30	(12,397)
Noncash:
Equipment purchased through capital lease financing	1,605	—

Schedule 4

Selected Operating Statistics

	Predecessor	Successor
	Three months ended March 31, 2005	Three months ended March 31, 2006
Number of hospitals within hospitals (end of period)	15	12
Number of freestanding hospitals (end of period)	6	6
Number of total hospitals (end of period)	21	18
Licensed beds (end of period) (1)	1,021	893
Average licensed beds (1)	980	893
Admissions	2,081	2,456
Patient days	63,200	57,815
Occupancy rate	71.7%	71.9%
Percent net patient service revenue from Medicare	76.3%	71.3%
Percent net patient service revenue from commercial payors and Medicaid (2)	23.7%	28.7%
Net patient service revenue per patient day	$1,425	$1,510

(1)	The licensed beds and end of period and average licensed beds above include the three New Orleans hospitals and 17-bed facility in Milwaukee that were closed during 2005 for the period of time prior to closure.

(2)	The percentage of net patient service revenue from Medicaid is less than one percent for each of the periods presented.

Schedule 5

Selected Information on a Same Store Basis

For the Three Months Ended March 31, 2005 and 2006

(In thousands)

(Unaudited)

	Three months ended		%
	March 31, 2005	March 31, 2006	Change
Net patient service revenue - as reported	$90,037	$87,319	-3.0%
Less: New Orleans and West Chester	(11,833)	(888)	-92.5%
Same store net patient service revenue	$78,204	$86,431	10.5%

Credit Agreement EBITDA as reported	$22,108	$17,909	-19.0%
Less: New Orleans and West Chester (1)	(3,460)	—	0.0%
Same store Credit Agreement EBITDA	$18,648	$17,909	-4.0%

As reported EBITDA margin	24.6%	20.5%	-16.5%
Same store Credit Agreement EBITDA margin	23.8%	20.7%	-13.1%

(1)	Pursuant to the Credit Agreement, New Orleans losses after Hurricane Katrina and the West Chester start-up losses have already been added back to arrive at Credit Agreement EBITDA as reported; therefore, no additional add-back is shown for the quarter ending March 31, 2006. The amount adjusted for the quarter ending March 31, 2005, represents New Orleans operations EBITDAM. West Chester was formed and began operations later in 2005.